Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-169119

July 9, 2012

WEET iPath® Pure Beta Exchange Traded Notes iPath BARCLAYS Grains ETN Note Description The iPath® Pure Beta Grains ETN is designed to provide investors with exposure to the Barclays Commodity Index Grains & Oilseeds Pure Beta Total Return. Index Description The Barclays Commodity Index Grains & Oilseeds Pure Beta Total Commodity Index Pure Beta TR and reflects the returns that are potentially available through an unleveraged investment in six futures contracts on grain and oilseed commodities traded on U.S. exchanges. For each commodity, the Index may roll into one of a number of futures contracts with varying expiration dates, as selected using the Barclays Pure Beta Series 2 Methodology. Note Details Cumulative Index Return2 Ticker WEET 10% Intraday Indicative Value Ticker WEET.IV CUSIP 06740P270 0% ISIN US06740P2700 -10% Primary exchange NYSE Arca Yearly fee1 0.75% Futures execution cost 0.10% -20% Inception date 4/20/2011 -30% Maturity date 4/18/2041 Apr 11 Jun 11 Aug 11 Oct 11 Dec 11 Feb 12 Issuer Barclays Bank PLC Barclays Commodity Index Grains & Oilseeds Pure Beta TR Source: Barclays (based on daily returns 04/11-3/12 since Note inception date). Callable ETN Yes Index Details 2 Index returns are for illustrative purposes only and do not represent actual iPath ETN performance. Index performance returns do not reflect any management Index name Barclays Commodity Index Grains & Oilseeds Pure Beta TR fees, transaction costs or expenses. Indexes are unmanaged and one cannot Composition Futures on grains invest directly in an index. Past performance does not guarantee future results. For current Index and iPath ETN performance, go to www.iPathETN.com. Number of components 6 Bloomberg Index ticker BCC1GRPT Index Composition Inception date 1/31/2011 Soybean 41.10% Base value and date 100 as of 12/30/1999 Corn 26.21% Index sponsor Barclays Wheat 11.22% Soybean Oil 9.43% Soybean Meal 9.23% Kansas Wheat 2.80% Source: Barclays, as of 3/31/2012. Index composition is subject to change. 1 The investor fee is equal to the Yearly Fee times the principal amount of your securities times the index factor, calculated on a daily basis in the following manner: The investor fee on the inception date will equal zero. On each subsequent calendar day until maturity or early redemption, the investor fee will increase by an amount equal to the Yearly Fee times the principal amount of your securities times the index factor on that day (or, if such day is not a trading day, the index factor on the immediately preceding trading day) divided by 365. The index factor on any given day will be equal to the closing value of the index on that day divided by the initial index level. The initial index level is the closing value of the index on the inception date of the securities. Page 1 of 3

WEET Annualized Performance, Standard Deviation And Correlation History 3-month 6-month 1-Year 3-Year 5-Year Standard Index Return % Return % Return % Return % Return % Deviation % Correlations4 Annualized Annualized Annualized Annualized3 Barclays Commodity Index Grains & Oilseeds Pure Beta TR 3.71 5.43 -10.14 n/a n/a 2.96 1.00 S&P 500 Index 12.59 25.89 8.54 23.42 2.01 2.96 0.29 MSCI EAFE Index 10.86 14.56 -5.77 17.13 -3.51 3.37 0.27 MSCI Emerging Markets IndexSM 14.08 19.13 -8.80 25.07 4.67 3.71 0.41 Barclays U.S. Aggregate Bond Index 0.30 1.43 7.71 6.83 6.25 0.46 0.02 Dow Jones-UBS Commodity Index Total ReturnSM 0.89 1.23 -16.28 9.05 -2.78 2.73 0.64 Source: BlackRock, Barclays, S&P, MSCI and Dow Jones-UBS, as of 3/31/2012. Index returns are for illustrative purposes only and do not represent actual iPath ETN performance. Index performance returns do not reflect any management fees, transaction costs or expenses. Indexes are unmanaged and one cannot invest directly in an index. Past performance does not guarantee future results. For current Index and iPath ETN performance, go to www.iPathETN.com. 3 Standard deviation is a measure of variability from the expected value. Standard Deviation % Annualized is based on monthly returns for 3/11-3/12, and describes how the annual returns in a given annual period are likely to differ from average annualized returns. Because the Standard Deviation % Annualized is based on historical data, it may not predict variability in annualized performance of the ETNs in the future. Source: BlackRock, Barclays 4 Correlations based on monthly returns for 3/11-3/12. Correlation is the term used to describe the statistical relationship between two or more quantities or variables. Perfectly correlated assets will have a correlation coefficient of one, while the correlation coefficient will be zero when returns on two assets are completely independent. Source: BlackRock, Barclays Selected Risk Considerations An investment in the iPath ETNs described herein (the “ETNs”) involves risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks described under “Risk Factors” in the applicable You May Lose Some or All of Your Principal: The ETNs are exposed to any decrease in the level of the underlying index between the inception date and the applicable valuation date. Additionally, if the level of the underlying index is insufficient to offset the negative effect of the investor fee and other applicable costs, you will lose some or all of your investment at maturity or upon redemption, even if the value of such index has increased. Because the ETNs are subject to an investor fee and any other applicable costs, the return on the ETNs will always be lower than the total return on a direct investment in the index components. The ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Issuer Redemption: If specified in the applicable prospectus, Barclays Bank PLC will have the right to redeem or “call” a series of ETNs (in whole but not in part) at its sole discretion and without your consent on any trading day on or after the inception date until and including maturity. Barclays Pure Beta Series 2 Methodology: The Barclays Pure Beta Series 2 Methodology seeks to mitigate distortions in the commodities markets associated with investment flows and supply and demand distortions. However, there is no guarantee that the Pure Beta Series 2 Methodology will succeed I0312 in these objectives and an investment in the ETNs linked to indices using this methodology may underperform compared to an investment in a traditional WEET - commodity index linked to the same commodities. iP - Page 2 of 3

WEET Top Index Holdings Component Ticker Weight % Sector Soybean S 41.10 AGRICULTURE Corn C 26.21 AGRICULTURE Wheat W 11.22 AGRICULTURE Soybean Oil BO 9.43 AGRICULTURE Soybean Meal SM 9.23 AGRICULTURE Kansas Wheat KW 2.80 AGRICULTURE Source: Barclays, as of 3/31/2012. Index composition is subject to change. Market and Volatility Risk: The prices of physical commodities, including the commodities underlying the index components, can fluctuate widely due to supply and demand disruptions in major producing or consuming regions. Additionally, the market value of the ETNs may be influenced by many unpredictable factors including changes in supply and demand relationships, governmental policies and economic events. Concentration Risk: Because the ETNs are linked to an index composed of futures contracts on a single commodity or in only one commodity sector, the ETNs are less diversified than other funds. The ETNs can therefore experience greater volatility than other funds or investments. A Trading Market for the ETNs May Not Develop: Although the ETNs are listed on NYSE Arca, a trading market for the ETNs may not develop and the liquidity of the ETNs may be limited, as we are not required to maintain any listing of the ETNs. No Interest Payments from the ETNs: You may not receive any interest payments on the ETNs. Restrictions on the Minimum Number of ETNs and Date Restrictions for Redemptions: You must redeem at least 50,000 ETNs of the same series at one time in order to exercise your right to redeem your ETNs on any redemption date. You may only redeem your ETNs on a redemption date if we receive a notice of redemption from you by certain dates and times as set forth in the pricing supplement. Uncertain Tax Treatment: Significant aspects of the tax treatment of the ETNs are uncertain. You should consult your own tax advisor about your own tax situation. Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-764-7284, or you may request a copy from any other dealer participating in the offering. BlackRock Investments, LLC, assists in the promotion of the iPath ETNs. The ETNs may be sold throughout the day on the exchange through any brokerage account. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of ETNs. Each of the Barclays commodities indices referenced herein is a trademark of Barclays Bank PLC. I0312 © 2012 Barclays Bank PLC. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, WEET - servicemarks or registered trademarks are the property, and used with the permission, of their respective owners. iP-0551-0512 iP - Not FDIC Insured - No Bank Guarantee - May Lose Value 1-877-764-7284 www.ipathetn.com Page 3 of 3